Exhibit 1(a)

CERTIFICATE OF FORMATION OF MERRILL LYNCH MULTI-ADVISER HEDGE FUND LLC

This Certificate of Formation is being executed as of March 16, 2004, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Merrill Lynch Multi-Adviser Hedge Fund LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

Type or Print Name:	/s/ Brian D. Stewart An Authorized Person Brian D. Stewart